SCHEDULE A

Item 5.	Interest in Securities of the Issuer

The following sets forth, as of the date of this Schedule 13D, the aggregate number of shares of Common Stock and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose of or to direct the disposition of, or shared power to dispose of or direct the disposition of. All percentages specified in this Item 5 are based on an aggregate of 99,585,466 shares of Common Stock outstanding as of May 26, 2026, as reported in the prospectus supplement filed by the Issuer with the SEC on May 28, 2026.

Reporting Person	Amount beneficially owned		Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Manjit Dale	47,322,869	(i)	47.5%	0	47,322,869	0	47,322,869
Gary Lindsay	47,322,869	(i)	47.5%	0	47,322,869	0	47,322,869
Thomas Mitchell	47,322,869	(i)	47.5%	0	47,322,869	0	47,322,869
TDR Capital LLP	47,322,869	(i)	47.5%	0	47,322,869	0	47,322,869
TDR Capital II Investments L.P.	47,322,869	(i)	47.5%	0	47,322,869	0	47,322,869
Sapphire Holding S.à r.l.	35,973,253		36.1%	0	35,973,253	0	35,973,253
Arrow Holdings S.à r.l.	35,973,253		36.1%	0	35,973,253	0	35,973,253
MFA Holding S.à r.l.	11,349,616		11.4%	0	11,349,616	0	11,349,616
MFA Limited Partnership SLP	11,349,616		11.4%	0	11,349,616	0	11,349,616
MFA Global S.à r.l.	11,349,616		11.4%	0	11,349,616	0	11,349,616

(i)	Includes (a) 11,349,616 shares of Common Stock held by MFA Global and (b) 35,973,253 shares of Common Stock held by Arrow Holdings.

Manjit Dale is a founding partner of TDR Capital. Gary Lindsay and Thomas Mitchell are the managing partners of TDR Capital. TDR Capital is the manager of TDR Capital II.

TDR Capital II, acting by TDR Capital, is the controlling shareholder of Sapphire Holding, which is the controlling shareholder of Arrow Holdings.

TDR Capital II, acting by TDR Capital, is the controlling shareholder of MFA Holding, which is the controlling shareholder of MFA SLP, which is the controlling shareholder of MFA Global.